Exhibit 4.5

DATE APRIL 11, 2011

(1)	DCM VI, L.P.
(2)	DCM V, L.P.
(3)	DCM AFFILIATES FUND V, L.P.
(4)	SEQUOIA CAPITAL 2010 CV HOLDCO, LTD.
(5)	VIPSHOP HOLDINGS LIMITED
(6)	VIPSHOP INTERNATIONAL HOLDINGS LIMITED
(7)	GUANGZHOU VIPSHOP COMPUTER SERVICE CO., LTD. (广州唯品会计算机服务有限公司)
(8)	GUANGZHOU VIPSHOP INFORMATION TECHNOLOGY CO., LTD.（广州唯品会信息科技有限公司）
(9)	THE KEY HOLDERS LISTED ON PART A AND PART B OF SCHEDULE 2

SHARE SUBSCRIPTION AGREEMENT

concerning Series B Preference Shares in

VIPSHOP HOLDINGS LIMITED

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of April 11, 2011by and among:

(1)	DCM VI, L.P., DCM V, L.P. and DCM AFFILIATES FUND V, L.P., each a partnership duly formed and validity existing under the laws of the Cayman Islands with its registered office located at Campbell Corporate Services Limited, 4th Floor, Scotia Centre, P.O. Box 268, George Town, Grand Cayman KY1-1104, Cayman Islands (collectively, “DCM”);

(2)	SEQUOIA CAPITAL 2010 CV HOLDCO, LTD., an exempted limited liability company duly established and validly existing under the laws of the Cayman Islands with its registered office located at Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands ( “Sequoia”, together with DCM, each a “Subscriber” and collectively the “Subscribers”);

(3)	VIPSHOP HOLDINGS LIMITED, a company duly incorporated and validity existing under the laws of the Cayman Islands with its registered office located at SCOTIA CENTRE, 4TH FLOOR, P.O. BOX 2804, GEORGE TOWN, GRAND CAYMAN (the “Company”);

(4)	VIPSHOP INTERNATIONAL HOLDINGS LIMITED, a limited liability company incorporated under the laws of Hong Kong with its registered office located at Unit 2209, 22/F., Wu Chung House, 213 Queen's Road East, Wanchai, Hong Kong (the “HK Co”);

(5)	GUANGZHOU VIPSHOP COMPUTER SERVICE CO., LTD. (广州唯品会计算机服务有限公司), a wholly foreign-owned enterprise duly incorporated and validity existing under the laws of the PRC with its registered office located at广州市荔湾区芳村花海街20号自编6号楼 (the “WFOE”);

(6)	GUANGZHOU VIPSHOP INFORMATION TECHNOLOGY CO., LTD. (广州唯品会信息科技有限公司), a limited liability company duly incorporated and validity existing under the laws of the PRC with its registered office located at广州市荔湾区芳村花海街20号第17幢自编1-5号楼 (the “Domestic Company”, together with the WFOE, the “PRC Companies”);

(7)	the Persons listed in Part A of Schedule 2 (collectively, the “Founder Holding Companies” and each a “Founder Holding Company”); and

(8)	the individuals listed in Part B of Schedule 2 (collectively, the “Founders” and each a “Founder”, together with the Founder Holding Companies, the “Key Holders”).

WHEREAS

(A)	The Company is an exempted company established under the laws of Cayman Islands on July 1, 2010, holding 100% of the equity interest in the HK Co which in turn owns 100% of the registered capital of the WFOE. The Domestic Company is a company held by the Founders and Angel Investors. The particulars of each Group Company as the date hereof are set out in Schedule 3.

(B)	The Company hereby agrees to issue and sell to the Subscribers, and the Subscribers hereby agree to subscribe for and purchase from the Company the Subscription Shares pursuant to the terms and conditions of this Agreement.

(C)	In consideration of the Investors agreeing to subscribe for the Subscription Shares, the Warrantors hereby agree to provide to the subscribers such representations and warranties as set forth herein.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals and the Schedules, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Angel Investors” means Wu Bin (吴彬), Peng Xing (彭星) and Xu Yu (徐宇), collectively. The particulars of each of the Angel Investors are set out in Part C of Schedule 2. “Angel Investor” means any one of them;

“Angel Investor Holding Companies” means Rapid Prince Development Limited, Advanced Sea International Limited and Dynasty Mount Enterprises Limited incorporated respectively by each of Angel Investors in British Virgin Islands. The particulars of each of the Angel Investor Holding Companies are set out in Part D of Schedule 2. “Angel Investor Holding Company” means any one of them;

“Action” has the meaning ascribed to it in Clause 12 of Schedule 4;

“Agreement” means this Share Subscription Agreement;

“Associate” means:	(i) as to any individual, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons; and

(ii) as to any Person not an individual, any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such Person.

“Balance Sheet Date” has the meaning ascribed to it in Clause 17 of Schedule 4;

“Board” or “Board of Directors” means the board of directors of the Company;

“Business” means on-line sales conducted by the Company, its consolidated subsidiaries and the PRC Companies;

“Business Day” means a day, excluding Saturdays and Sundays, on which banks in Hong Kong are open for business throughout their normal business hours;

“Completion” means the completion of all matters set out in Clause 4, including, without limitation, the allotment and issuance of the Subscription Shares in accordance with this Agreement;

“Completion Date” the date on which the Completion occurs;

“Conditions” means the conditions precedent to the Completion set out in Clause 3.1;

“Consent” includes an approval, authorisation, exemption, filing, licence, order, permission, permit, recording or registration (and references to “obtaining consents” shall be construed accordingly) from any governmental authority or third party;

“Constitutional Documents” has the meaning ascribed to it in the Clause 14 of Schedule 4;

“Control”, “Controls”, “Controlled” (or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other Person;

“Conversion Shares” mean the Ordinary Shares issuable upon conversion of any Series B Preference Shares;

“Domestic Company” has the meaning ascribed to it in the preamble;

“Environmental Claim” has the meaning ascribed to it in Clause 21 of Schedule 4;

“Environmental Laws” has the meaning ascribed to it in Clause 21 of Schedule 4;

“Exhibits” mean the exhibits of this Agreement;

“Fiscal Year” means, for the purpose of this Agreement, a fiscal year shall start from the first day of January to the last day of December;

“FCPA” has the meaning ascribed to it in Clause 27 of Schedule 4;

“Founder” has the meaning ascribed to it in the preamble, collectively, the “Founders”;

“Founder Holding Company” has the meaning ascribed to it in the preamble, collectively, the “Founder Holding Companies”;

“Group Companies” means the Company, the HK Co, the PRC Companies, and their respective subsidiaries from time to time. The particulars of each of the Group Companies are set out in Schedule 3. “Group Company” means any one of them;

“Group Company Contracts” has the meaning ascribed to it in Clause 14 of Schedule 4;

“Governmental Authorizations” has the meaning ascribed to it in Clause 13 of Schedule 4;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“HK Co” has the meaning ascribed to it in the preamble;

“IFRS” means the International Financial Reporting Standards prepared by the International Accounting Standards Board, as amended from time to time;

“Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property;

“Key Employees” means the employees as set forth in the Exhibit C of this Agreement;

“Key Holder” has the meaning ascribed to it in the preamble, collectively, the “Key Holders”;

“Licensed Intellectual Property” means any and all license rights granted to any Group Company in any third party intellectual property or other proprietary or personal rights, including any and all of the following that are licensed to any Group Company anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor’s notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

“Material Adverse Effect” means any material adverse effect on the business (as presently conducted and proposed to be conducted), assets (including intangible assets), affairs, liabilities, condition (financial or otherwise), properties, prospects or results of operations of any Group Company;

“Material Contracts” has the meaning ascribed to it in Clause 11 of Schedule 4;

“Material of Environmental Concern” has the meaning ascribed to it in Clause 21 of Schedule 4;

“Ordinary Shares” means ordinary shares of par value of US$0.0001 each in the capital of the Company;

“Owned Intellectual Property” means any and all of the following that are owned (including joint ownership) or held by any Group Company anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor’s notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

“Person” means any individual, sole proprietorship, partnership, firm joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature;

“Post-Completion Covenants” means the post-completion covenants set out in Clause 6;

“PRC” means the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan);

“PRC Companies” has the meaning ascribed to it in the preamble;

“Preference Share” means any of the Series A Preference Shares and Series B Preference Shares, and collectively, the “Preference Shares”.

“Proprietary Assets” has the meaning ascribed to it in Clause 9(a) of Schedule 4;

“Qualified IPO” has the meaning ascribed to it in Clause 6.9;

“Restated M&A” means the Memorandum and Articles of Association of the Company as set forth in Exhibit E of this Agreement, and any amendments thereto from time to time;

“Restructuring Documents” means the following agreements collectively: (i) Equity Interest Pledge Agreements (股权质押协议) entered into by and between the WFOE, the Domestic Company and each of the Founders and Angel Investors, all dated as of January 20, 2011, (ii) the Exclusive Option Agreements (独家购买权合同) entered into by and between the WFOE, the Domestic Company and each of the Founders and Angel Investors, all dated as of January 20, 2011, (iii) the Exclusive Service Agreement (独家业务合作协议) entered into by and between the WFOE and the Domestic Company dated as of January 20, 2011, and (iv) the Power of Attorney (授权委托书) given by each of the Founders and Angel Investors, all dated as of January 20, 2011;

“Returns” has the meaning ascribed to it in Clause 20(a) of Schedule 4;

“Return Period” has the meaning ascribed to it in Clause 20(a) of Schedule 4;

“RMB” means Renminbi, the lawful currency of the People’s Republic of China;

“SAFE” means the PRC State Administration of Foreign Exchange;

“SAFE No. 75 Notice” means the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies issued by SAFE on October 21, 2005 and its implementing rules and guidelines, or any successor rule or regulation made under the PRC laws, in relation to the transactions contemplated under this Agreement;

“Schedules” means the schedules of this Agreement;

“Series A Preference Shares” means convertible series A preference shares in the capital of the Company each with par value of US$0.0001 having the rights, privileges and restrictions as set out in the Memorandum and Articles from time to time in effect;

“Series B Preference Shares” means convertible series B preference shares in the capital of the Company each with par value of US$0.0001 having the rights, privileges and restrictions as set out in the Memorandum and Articles from time to time in effect;

“Shareholders’ Agreement” means the amended and restated shareholders’ agreement to be entered into among the Subscribers, the Company, the HK Co, the PRC Companies, the Key Holders, the Angel Investors and the Angel Investor Holding Companies, substantially in the form and substance as set forth in Exhibit F of this Agreement;

“Shares” means all shares of the Company, including the Ordinary Shares, the Series A Preference Shares and the Series B Preference Shares;

“Share Restriction Agreement” means the amended and restated share restriction agreement to be entered into by and between the Company and certain parities named therein, substantially in the form attached as Exhibit G to this Agreement.

“Subscription” has the meaning ascribed to it in Clause 2;

“Subscriber Group” means, each of the Subscribers and any of their respective affiliated venture capital fund, a partner or member of such partnership or affiliated entity or a retired partner or member of such partnership or affiliated entity who retires after the date hereof, or to the estate of any such partner, member, retired partner or retired member or the transfer by gift, will or intestate succession of any partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse;

“Subscription Price” means, subject to the adjustments provided under this Agreement, the US Dollar equivalent of RMB270,000,000 for a total of 8,166,667 Series B Preference Shares or approximately the US Dollar equivalent of RMB33.06122314 per Series B Preference Share (calculated based on the exchange rate between US Dollar and RMB at 6.5496);

“Subscription Shares” means, subject to the adjustments provided under this Agreement, a total of 8,166,667 Series B Preference Shares to be issued to and subscribed by the Subscribers pursuant to this Agreement;

“Tax” means any form of tax in any part of the world including, without limitation, all forms of income tax, profits tax, interest tax, stamp duty, estate duty, value added tax, value appreciation tax, withholding tax, property tax, capital gains tax and all levies, duties, charges, fees, social security contributions, deductions and withholdings whatsoever charged or imposed by any statutory, governmental, state, federal, provincial, local or municipal authority whatsoever and wheresoever, and any interest, penalty, surcharge or fine in connection therewith or arising therefrom;

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Restated M&A, the Share Restriction Agreement, all or part of any agreement to which some or all of the Parties hereto are parties and the execution of which is contemplated hereunder (the “Ancillary Agreements”), any amendment or supplement thereto and any other document provided for pursuant thereto or which the Parties agree shall constitute a Transaction Document provided however that this defined term, when used specifically in relation to any Party, shall only include such Transaction Documents to which it is a party;

“US$” or “US Dollar” means United States dollars, the lawful currency of the United States of America;

“U.S. GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time;

“Warranties” means the representation, warranties and undertakings as set out in Clause 5 and Schedule 4;

“Warrantors” means the Key Holders and the Group Companies collectively and “Warrantor” means any one of them;

“WFOE” has the meaning ascribed to it in the preamble;

“Written Resolutions” means the written resolutions of the shareholders of the Company in a form satisfactory to the Subscribers, where the shareholders of the Company agree to, among other things, amend the current Memorandum and Articles of Association of the Company, and approve the terms and conditions of the Share Restriction Agreement, the Shareholders’ Agreement and this Agreement.

1.2	In this Agreement:

(a)	references to recitals, Clauses, sub-Clauses, Schedules and Exhibits are to the Clauses and sub-Clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated;

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement; and

(f)	references to a document in the “agreed form” are references to a document the form of which has been or may from time to time be agreed among all parties hereto.

1.3	The recitals, the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	All references to dates and time are, unless the context requires otherwise, to Hong Kong time.

2.	SUBSCRIPTION

2.1	Subject to the fulfilment of conditions set out in Clause 3, each Subscriber agrees, severally but not jointly, to subscribe for and purchase, and the Company agrees to allot and issue to each Subscriber, that number of Subscription Shares as set forth opposite such Subscriber’s name on Schedule 1 at an aggregate Subscription Price of US Dollar equivalent of RMB270,000,000 (Two Hundred And Seventy Million Renminbi) (the “Subscription”) (calculated based on the exchange rate between US Dollar and RMB at 6.5496), subject to any adjustment provided in this Agreement or other Transaction Documents.

2.2	The Subscription Shares allotted and issued to the Subscribers shall be free from all charges, liens, encumbrances, equities or other third party rights, claims or interests.

3.	CONDITIONS PRECEDENT

3.1	The obligations of each Subscriber to purchase its respective portion of the Subscription Shares in accordance with Clause 2 hereof shall be conditional on the fulfilment of all of the following Conditions (subject to any waiver in written form by such Subscriber in its absolute discretion of any or all of the Conditions):

(a)	the Written Resolutions having been duly approved and passed by the shareholders of the Company and remaining valid and effective as at the Completion Date, and the Memorandum and Article of Association of the Company, having been duly adopted by the Company, in the form attached hereto as Exhibit E;

(b)	the board resolutions of the Company having being duly approved and passed by the Board of the Company approving the terms of this Agreement, the Shareholders’ Agreement, the Share Restriction Agreement, the Restated M&A and other Transaction Documents to which it is a party, and the transactions contemplated herein, in a form acceptable to the Subscribers, and remaining valid and effective as at the Completion Date;

(c)	the issuance and allotment of the Subscription Shares to the Subscribers pursuant to the terms of this Agreement having been duly approved by the shareholders and directors of the Company;

(d)	each of the PRC Companies and HK Co having provided to the Subscribers true copies of the shareholders’ resolutions and/or the board resolutions (as required under laws of its jurisdiction) to approve the execution of this Agreement, the Shareholders’ Agreement and other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder;

(e)	execution and delivery of the Shareholders’ Agreement in the form attached hereto as Exhibit F, by the parties to the Shareholders’ Agreement (other than the Subscribers);

(f)	execution and delivery of Share Restriction Agreement in the form attached hereto as Exhibit G, by the parties thereto (other than the Subscribers)

(g)	the legal opinions issued respectively by the PRC and the Cayman Islands counsels to the Company addressed to the Subscribers, dated as of the Completion Date, in the form and substance to the satisfaction of the Subscribers;

(h)	all the Warranties remaining true, correct and complete in all material respects when made, and shall be true, correct and complete in all material respects as of the Completion Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement and other Transaction Documents;

(i)	all Consents required under the laws of the Cayman Islands and the PRC for the entering into, delivery and performance of this Agreement, the Shareholders’ Agreement and other Transaction Documents and consummation of the Completion having been obtained and remaining valid and effective as at the Completion;

(j)	the pledge of all equity interest of the Domestic Company under the Restructuring Documents shall have been duly filed with the competent administration of industry and commerce (the “AIC”) and the AIC has issued a notice on the successful registration;

(k)	the Subscribers having received a copy of a certificate of good standing issued by the Registrar of Companies of the Cayman Islands certifying that the Company is in good standing, dated no earlier than thirty (30) days prior to the Completion;

(l)	the Subscribers and their counsels having conducted legal and financial due diligence investigation against the Group Companies and being satisfied with the results of such investigation;

(m)	there shall have been no Material Adverse Effect since the date of this Agreement and no change or revision to the current laws or regulations of the PRC that would result in such Material Adverse Effect;

(n)	the Group Companies and the Key Holders having performed and complied with all agreements, obligations and conditions contained in this Agreement and other Transaction Documents that are required to be performed or complied with by them on or before the Completion.

3.2

As soon as the conditions set out in Clause 3.1 have been fully satisfied, the Company shall give written notice of the satisfaction of the conditions to all of the Subscribers. In the event that any of the Conditions specified in Clause 3.1 applicable to the Completion has not been fulfilled (or waived by Subscribers in writing) by 5:00 pm on the 45th day after the signing of this Agreement (or such later date as the parties may mutually agree in writing), obligations of the Subscribers under this Agreement may be terminated by written notice by the Subscribers to other parties, at the Subscribers’ own election and discretion. Upon such termination, this Agreement shall cease to have effect by and among the Parties and the Parties shall not, subject to the Clauses 7 and 12 of this Agreement, have any further right and liability under or pursuant to the provisions of this Agreement save in respect of any antecedent breach occurring prior to such termination.

3.3	In the event that any of the Subscribers has not made the payment pursuant to this Agreement despite that all the Conditions specified in Clause 3.1 have been fulfilled and the written notice has been issued by the Company to each of the Subscribers, obligations of the Key Holders under this Agreement may be terminated by written notice by the Key Holders to other parties, at the Key Holders’ own election and discretion. Upon such termination, this Agreement shall cease to have effect by and among the Parties and the Parties shall not, subject to the Clauses 7 and 12 of this Agreement, have any further right and liability under or pursuant to the provisions of this Agreement save in respect of any antecedent breach occurring prior to such termination.

3.4	Each of the Group Companies and the Key Holders shall use its best endeavours to procure the fulfilment of the Conditions on or before the date set forth in Clause 3.2.

4.	COMPLETION

4.1	Subject to Clause 3, Completion shall take place remotely via exchange of documents and signature pages within three (3) Business Days after the issue and delivery of the notice referred to in Clause 3.2 by the Company to the Subscribers or such other time and date as may be mutually agreed by the Parties. At the Completion:

(a)	The Company shall

(i)	issue to the Subscribers a notice to pay the aggregate Subscription Price (“Payment Notice”) notifying each Subscriber to make the payment of an amount equal to its share of the Subscription Price;

(ii)	deliver to the Subscribers a certificate of compliance dated the Completion Date and signed by each Warrantors certifying that all of the Conditions have been fulfilled and stating that there shall have been no Material Adverse Effect since the Balance Sheet Date;

(iii)	deliver to the Subscribers true copies of the Board resolutions of the Company approving this Agreement, the Shareholders’ Agreement, the Share Restriction Agreement and the entry into and performance of each of such documents by the Company including the allotment and issuance of the Subscription Shares and share certificates in respect of the Subscription in accordance with the terms of this Agreement;

(iv)	deliver to the Subscribers the Shareholders’ Agreement and the Share Restriction Agreement, each duly executed by the parties thereto (other than the Subscribers);

(v)	deliver to the Subscribers true copies of the register of members of the Company as updated to reflect the Subscription Shares being purchased by the Subscribers and certified by a director of the Company;

(vi)	deliver to the Subscribers true copies of the share certificates issued in the name of each of the Subscribers for the Subscription Shares, duly signed and sealed for and on behalf of the Company (with the originals delivered to the Subscribers as soon as practical after the Completion); and

(vii)	deliver all other documents or evidence that may be reasonably requested by Subscribers to verify that the Conditions have been fulfilled.

(b)	Each of the Subscribers shall, severally but not jointly,

(i)	deliver to the Company a signed application form for the Subscription Shares at the Subscription Price in substantially the form set out in Schedule 5;

(ii)	make the payment in US Dollars in an amount equivalent to its Subscription Price denominated in RMB as set out in Schedule 1 (calculated based on the exchange rate between US Dollar and RMB at 6.5496) by wiring such amount in immediately available funds into the bank account designated by the Company for value on the Completion Date (for avoidance of doubt, the obligations of the Subscribers under Clause 4.1(b)(ii) shall be deemed satisfied by the delivery to the Company a copy of the bank confirmation confirming the wiring of the Subscription Price), provided that wire transfer instructions are delivered to each Subscriber at least five (5) Business Days prior to the Completion; and

(iii)	deliver to the Company the Shareholders’ Agreement duly executed by such Subscriber.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each of the parties hereto hereby severally represents and warrants to the other parties that it has full power and authority to enter into and perform this Agreement; this Agreement when executed and delivered by them shall constitute valid and legally binding obligations of such party enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2	Each of the parties hereto hereby undertakes to perform and procure the performance of this Agreement.

5.3	The Subscribers hereby undertakes and acknowledges to the Company that following the date of this Agreement (unless otherwise specified) they shall use its reasonable endeavours to assist the Company to, as soon as practicable, effect all approval and registration procedures related to the transaction and matters contemplated under this Agreement, obtain all the consent required for this Agreement and carry out all reasonable measures and actions necessary for the transaction to be successfully completed and valid according to the Transaction Documents and applicable laws in the PRC.

5.4	The Subscribers hereby represent and warrant to the Warrantors that its investment decisions were made based on its own due diligence investigation and its own business judgement, and it shall be fully responsible for all its actions thereof, subject to reliance on the representations, warranties, covenants and agreements of the Warrantors contained in this Agreement.

5.5	Except as set forth in the Schedule of Exceptions, the Warrantors hereby jointly and severally represent and warrant to and undertakes with the Subscribers that each of the matters set out in Schedule 4 is as at the date hereof and will be for all times up to and including the Completion Date, true, correct and complete in all material respects.

5.6	Each of the Warranties refers only to matters and facts subsisting as at the date hereof up to and including the Completion Date, and the right to claim for breach of any Warranties will survive for a period of two (2) years after the Completion.

5.7	Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other Warranty.

5.8	Each of the Warrantors undertakes to notify the Subscribers, in writing as soon as practicable of any matter or event which becomes known to it prior to the Completion which may render any Warranty to be or to have been untrue or inaccurate.

5.9	The rights and remedies of the Subscribers, in respect of a material breach of any Warranty shall not be affected by any due diligence review or investigation made by or on behalf of the Subscribers into the affairs of any Group Company.

5.10	Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever which the Subscribers may agree to or effect in relation to any of the Warrantors in connection with this Agreement, and in particular the Warranties, shall not affect the rights and remedies of the Subscribers, as regards to any other parties.

5.11	Each of the Warrantors undertakes, in relation to any Warranty which refers to his knowledge or information, that he has made best enquiry into the subject matter of that Warranty and that he does not have the knowledge or information or belief that the subject matter of that Warranty may not be true, complete or accurate.

6.	POST-COMPLETION COVENANTS

6.1	SAFE No. 75 Notice Registration

Each of the Founders shall and the Founders shall cause each of the Angel Investors to, within thirty (30) days after the Completion Date, apply to the competent SAFE to amend their respective registration under the SAFE No. 75 Notice to reflect the correct shareholdings of each such individual in the Founder Holding Companies, the Angel Investors Holding Companies, the Company and the HK Co after the Completion of transaction contemplated hereunder. Each of the Warrantors undertakes to use its best efforts to cause any Person who may in the future directly or indirectly hold any shares of the Company and who is a PRC Resident as set forth in SAFE No.75 Notice to comply, as soon as possible, with the registration and any other requirements of SAFE No.75 Notice as long as SAFE No.75 Notice remains effective and applicable, or deliver to the Company and each Subscriber a written confirmation in form and substance reasonably satisfactory to the Subscriber that such Person is not subject to the registration requirements of SAFE No.75 Notice.

6.2	Non-Compete

Each of the Founders acknowledges that the Subscribers agree to invest in the Company and become a shareholder of the Company on the basis of continued and exclusive services of and full devotion and commitment by the Founders to the Group Companies, and agree that the Subscribers should have reasonable assurance of such basis of investment. Each of the Founders hereof jointly and severally undertakes to the Subscribers that, unless with prior written consent of the holders of two-thirds (2/3) of the then outstanding Series B Preference Shares, neither he nor any of his Associates, his nominees, trustees or the like will directly or indirectly:

(a)	during the Relevant Period (as defined below) and for a period of one (1) year after the Relevant Period, participate, assist, advise, consult, be concerned with, engaged or interested in, any internet business in any manner, directly or indirectly, alone or in concert with others;

(b)	during the Relevant Period (as defined below) and for a period of three (3) years after the Relevant Period (collectively “Restriction Period”), participate, assist, advise, consult, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, alone or in concert with others, which is in competition with the flash sale business carried on by any Group Company at any time during the Restriction Period;

(c)	during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company at any time during the Restriction Period;

(d)	during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company; or

(e)	during the Restriction Period disclose or use for any purpose, any information concerning the business, accounts, finance, transactions or Intellectual Property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

Each undertaking in paragraphs (a), (b), (c), (d) and (e) of this Clause 6.9 shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

Each of the Founders hereby expressly acknowledges and declares that he has duly considered the undertakings set out in Clause 6.9 and considers that they are reasonable in the circumstances and warrants and undertakes to the Subscribers that he shall not challenge or query the validity and enforceability of these undertakings.

For the purposes of this Clause 6.9 “Relevant Period” means, in relation to a Founder and/or his Associates, nominees, trustees or the like, the period during which he or his Associates, nominees, trustees or the like is a shareholder, director, employee and/or has any direct or indirect interest (legal or beneficial) in the capital of any of the Group Companies.

6.3	Tax Covenants

(a)	The Warrantors jointly and severally undertake to Subscribers that they will cause the Company to take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as corporation for United States federal income tax purposes.

(b)	The Company shall, and each of the Warrantors undertakes to the Subscribers to cause the Company to, make due inquiry with its tax advisors on at least an annual basis regarding whether Subscribers’ interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the United States Internal Revenue Code (and the Company shall duly inform the Subscribers of the results of such determination), and in the event that the Company’s tax advisors or the Subscribers’ tax advisors determine that the Subscribers’ interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from the Subscribers, to provide such information to the Subscribers as may be necessary to fulfil the Subscribers’ obligations thereunder.

(c)	The Warrantors hereby acknowledge that the Company will not be at any time during the calendar year in which the Completion occurs a “passive foreign investment company” within the meaning of Section 1297 of the United States Internal Revenue Code (a “PFIC”). The Warrantors shall use its best efforts to avoid the Company being a PFIC. The Warrantors shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Warrantors shall promptly notify the Subscribers of such status or risk, as the case may be. In connection with a “Qualified Electing Fund” election made by Subscribers pursuant to Section 1295 of the United States Internal Revenue Code or a “Protective Statement” filed by Subscribers pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to Subscribers in the form provided in the attached PFIC Exhibit (attached hereto as Exhibit D) as soon as reasonably practicable following the end of each taxable year of the Subscribers (but in no event later than 90 days following the end of each such taxable year), and shall provide Subscribers with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that a Subscriber who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the United States Internal Revenue Code, the Company agrees to make a dividend distribution to such Subscriber (no later than 90 days following the end of the Subscriber’s taxable year or, if later, 90 days after the Company is informed by the Subscriber that the Subscriber has been required to recognize such an income inclusion) in an amount equal to 50% of the amount so included by the Subscriber.

(d)	The Warrantors hereby acknowledge that the Company shall not, without the written consent of Subscribers, issue or transfer securities in the Company to any Subscribers if following such issuance or transfer the Company, in the determination of counsel or accountants for Subscribers, would be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) with respect to the securities held by Subscribers. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to Subscribers: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide Subscribers with access to such other Company information as may be required by Subscribers to determine the Company’s status as a CFC to determine whether Subscribers are required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the United States Internal Revenue Code) on its United States federal income tax return, or to allow Subscribers to otherwise comply with applicable United States federal income tax laws. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a CFC and regarding whether any portion of the Company’s income is Subpart F income. In the event that Company is determined by the Company’s tax advisors or by counsel or accountants for any Subscriber to be a CFC with respect to the securities held by the Subscriber, Company agrees to use commercially reasonable efforts to avoid generating Subpart F income. In the event that Company is determined by counsel or accountants for any Subscriber to be a CFC with respect to the securities held by the Subscribers, Company agrees, to the extent permitted by law, to annually make dividend distributions to the Subscribers in an amount equal to 50% of any income deemed distributed to the Subscribers pursuant to Section 951(a) of the United States Internal Revenue Code.

6.4	Regulatory Filings

The Warrantors and the Angel Investors shall duly complete all filings and registrations with the PRC authorities as required by the applicable laws and regulations, including but not limited to the relevant filing and registrations with the Ministry of Commerce, the Ministry of Industry and Information Technology, the State Administration of Industry and Commerce, the SAFE, tax bureau, customs authority and the local counterpart of each of the aforementioned governmental authorities, in each case, as applicable.

6.5	Validity of the Licenses

Each of the PRC Companies shall, and other Warrantors shall procure each of the PRC Companies to, at all times keep the validity of, and comply with all legal and regulatory requirements with respect to, the licenses and permits that it has obtained and shall be obtained after the Completion and which are required to be obtained under the PRC law for engaging in such business activities as engaged by the Group Companies.

6.6	Filing of M&A

Within fifteen (15) Business Days following the Completion, the Restated M&A shall have been duly filed with the Registrar of Companies of the Cayman Islands.

6.7	Compliance by Shareholders.

Each of the Key Holders shall, and shall cause other shareholders of the Company except for the Subscribers, their nominees, trustees, assignees or the like, at their own expenses, fully comply with all requirements of the PRC governmental authorities with respect to their holding of the shares in the Company and/or their indirect holding of the shares in the Company, if necessary, on a continuing basis (including, but not limited to, all obligations imposed and all consents, approvals, registrations and permits required by the SAFE under the SAFE No.75 Notice and by other PRC governmental authorities or under other applicable PRC laws and regulations in connection therewith).

6.8	Compliance by Group Companies.

Each of the Group Companies shall, at its own expenses, and in all material aspects, comply with the applicable laws and regulations of the jurisdiction of its incorporation as well as all requirements of the competent government authorities with respect to its conducting of Business on a continuing basis.

6.9	Go Public.

The Founders and the Company undertake to use best efforts to conduct a Qualified IPO of the Company as soon as possible. For the purpose of this Agreement, a “Qualified IPO” shall refer to the consummation of a firm commitment underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes, with gross proceeds to the Company of at least US$150,000,000 (net of any underwriters’ commissions and registration expenses), or in a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on an internationally recognized securities exchange outside of the United States; provided that such offering satisfies the foregoing requirements on gross proceeds.

6.10	If at any time before the Completion, any of the Warrantors comes to know of any material fact or event which

(a)	is in any way materially inconsistent with any of the representations and warranties given by the Warrantors, and/or

(b)	suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c)	might affect the willingness of a prudent Subscriber to purchase the Subscription Shares or the amount of consideration which such Subscriber would be prepared to pay for the Subscription Shares,

the Warrantors shall give immediate written notice thereof to the Subscribers in which event the Subscribers may within seven (7) Business Days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Subscribers may have under this Agreement or applicable law.

6.11	Control of Subsidiaries.

The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Board of Directors (including the directors elected by the Subscribers) such that the Company (i) will control the operations of any direct or indirect subsidiary or entity controlled by the Company, and (ii) will be permitted to properly consolidate the financial results for such entity in consolidated financial statements for the Company prepared under US GAAP or IFRS.

The composition of the board of directors of each other subsidiary of or entity controlled by the Company, whether now in existence or formed in the future, shall be reasonably acceptable to the Board of Directors (including the directors elected the Subscribers).

The Company represents that it shall not — and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to — promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any Non-U.S. Official, in each case, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall — and shall cause each of its subsidiaries and affiliates to — cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall — and shall cause each of its subsidiaries and affiliates to — maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

The Company shall take all necessary actions to maintain any direct or indirect subsidiary or entity controlled by the Company, whether now in existence or formed in the future, as is necessary to conduct the business as conducted or as proposed to be conducted. The Company shall use its best efforts to cause each any direct or indirect subsidiary or entity controlled by the Company, whether now in existence or formed in the future, to comply in all material respects with all applicable laws, rules, and regulations. All material aspects of such formation, maintenance and compliance of any direct or indirect subsidiary or entity controlled by the Company, whether now in existence or formed in the future, shall be subject to the review and approval by the Board of Directors (including the directors elected by the Subscribers) and the Company shall promptly provide the Subscribers with copies of all material related documents and correspondence. The Company shall cause any direct or indirect subsidiary or entity controlled by the Company, whether now in existence or formed in the future, to have a board of directors as its governing and managing body and each member thereof shall serve at the pleasure of the Company and shall be reasonably acceptable to the Board of Directors (including the directors elected by the Subscribers).

6.12	Use of Name or Logo of Subscribers.

Without the prior written consent of the Subscribers, and whether or not the Subscribers are then shareholders of the Company, none of the Group Companies nor any Key Holder shall use, publish or reproduce the name of each of the Subscribers, or any similar name, trademark, or logo in any advertisement, press release, professional or trade publication, marketing or advertising or promotional materials, or in any other manner. The name of the Subscribers and the fact that the Subscribers are shareholders in the Company may be included as a standardized text in multiple press releases by the Company, so long as the Subscribers have approved such standardized text and such text is reproduced in the same form in which it was approved.

6.13	Board of Subsidiaries

The Group Company and the Founders undertake to cause board of directors of each Group Company other than the Company to be re-composed, within two (2) months after the Completion Date, to consist of a maximum of seven (7) members, of which one (1) being the person appointed by DCM and one (1) being the person appointed by Sequoia.

6.14	Conversion of Loans

Within three (3) months after the Completion Date, the Domestic Company shall, and the Warrantors shall procure the shareholders of the Domestic Company and/or the companies controlled by such shareholders to, finish the conversion of all of the loans and payables that Domestic Company owes to its shareholders and/or the companies controlled by such shareholders in an aggregate amount of not less than RMB6,855,000 into the increased share capital of the Domestic Company of a same amount, in form and substance satisfactory to the Subscribers. Each Key Holder further undertakes to indemnify the Group Companies and the Subscribers against any and all losses and damages suffered by any Group Companies and the Subscribers arising in connection with the aforesaid conversion of loans.

6.15	Social Insurance and Housing Fund Registration

Within three (3) months after the Completion Date, Shenzhen branch of the Domestic Company shall complete the social insurance registration with competent labor authorities.

6.16	Employment Agreement; Confidentiality, Non-compete and Invention Assignment Agreement

Within one (1) months after the Completion Date, the Group Companies shall enter into standard employment agreement, confidentiality, non-compete and invention assignment agreement in the forms attached hereto as Exhibit H with each of the Key Employees. The Warrantors shall cause all of the current and future employees of the Group Companies to enter into such standard employment agreement, confidentiality, non-compete and invention assignment agreement in the forms attached hereto as Exhibit H.

7.	INDEMNITIES

7.1	The Warrantors hereof jointly and severally undertake to fully indemnify the Subscribers, their officers and employees and Associates (each an “Indemnitee” and collectively, the “Indemnitees”), and to keep them harmless from and against all direct losses, liabilities, costs and damages (including without limitation legal costs) which may be suffered or incurred by any of them in connection with, arising out of or as a result of any of the following:

(a)	any of the Warranties including but not limited to warranties regarding tax and incorporation matters, hereof not being true and correct in all respects or not being fully complied with at all times;

(b)	any claim by the Group Companies and their Associates against the Subscribers, provided that the Subscribers are not liable, and/or its Associates or against any Group Company;

(c)	any of the Covenants in Clause 6, any other undertakings or obligations in this Agreement not being fully performed or fully complied with at all times;

(d)	any of the following matters occurring before the date hereof (notwithstanding the disclosure in the Schedule of Exceptions):

(i)	failure to pay social insurance premiums and housing accumulation funds in full for all employees of the PRC Subsidiaries and relevant branches.

7.2	If any Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Clause 7, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted, provided that in any event any such notice with respect to a breach shall be given within two (2) years after the Completion. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Warrantors pursuant to this Clause 7, no settlement shall be deemed conclusive with respect to the existence of an indemnifiable loss or the amount of such indemnifiable loss unless such settlement is consented to by the Indemnitors. Any dispute related to this Clause 7 shall be resolved pursuant to Clause 17.

7.3	Each Subscriber hereof severally but not jointly undertakes to fully indemnify the Company, and to keep it harmless from and against all direct losses, liabilities, costs and damages (including without limitation legal costs) which may be suffered or incurred by it in connection with, arising out of or as a result of such Subscriber’s failure to pay the Subscription Price payable by such Subscriber in accordance with Clause 2.

7.4	The aggregate amount of indemnifiable loss shall not exceed the Subscription Price actually paid by each Subscriber.

7.5	For the avoidance of doubt, each of the Warrantors hereby agrees and covenants that, when reasonably applicable, it will do all such things and undertake all such actions, including without limitation, any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by the Subscribers, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under this Agreement is given full force and effect.

7.6	This Section 7 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

8.	PROCEEDS OF SUBSCRIPTION

The parties acknowledge and agree that the aggregate Subscription Price for the Series B Preference Shares under this Agreement shall be used, in accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Shareholders’ Agreement, for the capital expenditures and general working capital of the Group Companies, in particular for the expansion of the existing lines of the Business. The aforesaid proceeds shall not by any means be used in the payment of any debt of the Company or its subsidiaries held by any shareholders without the prior consent of the Subscribers nor be used to purchase or trade shares or securities of any listed companies, or corporate bonds or any other negotiable securities.

9.	SEVERABILITY AND SURVIVAL

9.1	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

9.2	The obligations of the Group Companies and Key Holders shall survive the Completion.

10.	ENTIRE AGREEMENT

This Agreement, the Shareholders’ Agreement, the Restated M&A, the Share Restriction Agreement, any Ancillary Agreements and the schedules and exhibits thereto, which are hereby expressly incorporated herein by this reference, constitute the entire agreement and understanding between the parties in connection with the subject matter under this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

11.	TIME OF ESSENCE AND REMEDIES AND WAIVERS

11.1	Time shall be of the essence of this Agreement.

11.2	Unless otherwise provided in this Agreement, no delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

11.3	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

12.	PUBLIC ANNOUNCEMENTS

12.1	The investment and subscription of the Subscription Shares by the Subscribers in the Company, including without limitation the existence of such investment and the terms and conditions of this Agreement, the term sheets preceding this Agreement and the Shareholders’ Agreement shall be confidential information and shall not be disclosed by any party hereto or any of their Associates to any person not being a party hereto except as permitted under this Clause 12.

12.2	Notwithstanding Clause 12.1, each of the parties hereto may disclose the terms of the investment to its investors, employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders and senior management and bona fide prospective investors, in each case only where such persons or entities are under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the parties may disclose the investment amounts in relation to the Subscription Shares, the amount of valuation of the Company, the rights and privileges of the Subscribers under this Agreement and the Shareholders’ Agreement and the share capital structure of the Company to any person except with the prior written consent of the Subscribers (such consent not to be unreasonably withheld).

12.3	In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Clause 12.1 and 12.2, such party (“Disclosing Party”) shall provide the other parties (“Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

12.4	Clauses 12.1, 12.2 and 12.3 shall cease to have effect and cease to be binding on the parties hereto after the expiry of two (2) years from the Completion or any confidential information enters the public domain.

13.	ASSIGNMENT AND COUNTERPARTS

13.1	This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective assigns and successors.

13.2	Each Subscriber may assign and transfer to the affiliated venture capital fund(s) of each Subscriber, any of its rights, benefits and obligations in this Agreement including without limitation the benefit of any representations, warranties and undertakings contained herein upon prior written notice being given to the Company, provided such transferee agrees in writing to be subject to the terms of this Agreement and the Shareholders’ Agreement as if it were a Subscriber thereunder. If the Company have not consummated a Qualified IPO within ten (10) years of the Completion, each Subscriber may assign and transfer to any member(s) within its Subscriber Group, any of its rights, benefits and obligations in this Agreement including without limitation the benefit of any representations, warranties and undertakings contained herein upon prior written notice being given to the Company, provided such transferee agrees in writing to be subject to the terms of this Agreement and the Shareholders’ Agreement as if it were a Subscriber thereunder. Save as aforesaid, no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

13.3	This Agreement may be entered into by any party by executing a counterpart hereof. All such counterparts when taken together shall constitute one and the same instrument and this Agreement shall only take effect upon the execution by each of the parties hereto.

14.	NOTICES AND OTHER COMMUNICATION

Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile or sent by an established courier service to the address or fax number from time to time designated. The initial address and fax number so designated by each party are set out in Schedule 6. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by an established courier service, shall be deemed received three (3) Business Days after the date of despatch.

15.	FURTHER ASSURANCE

Each of the parties shall at its/his (as the case may be) own costs, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other parties which the other parties may reasonably request for giving full effect to this Agreement and securing to the other parties the full benefit of the rights, powers and remedies conferred upon the other parties in this Agreement.

16.	COSTS AND EXPENSES

16.1	The Company shall pay or reimburse at the Completion all reasonable costs and expenses incurred or to be incurred by Subscribers up to a maximum of US$100,000 which shall include all expenses and costs, including out-of-pocket expenses and third party consulting or advisory expenses incurred in connection with the transactions contemplated by the Transaction Documents.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

17.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the date of this contract. The appointing authority shall be the Hong Kong International Arbitration Centre.

17.3	There shall be one (1) arbitrator appointed by the parties in dispute or, failing such agreement within ten (10) days after any party in dispute has given to the other party(ies) in dispute a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed, on the request of any party, by the Chairman for the time being of the Hong Kong International Arbitration Centre (as the appointing authority).

18.	FINDER’S FEES.

Each party (a) represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

19.	FORCE MAJEURE

In the event of earthquakes, typhoon, flood, war or other events (the “Event of Force Majeure”), the consequences of which are beyond the parties’ control, prevention or avoidance and which directly affects the performance of this Agreement or hinders performance of its items, the party which is affected by it should immediately inform the other parties in writing, and within 15 days shall provide details of the event and valid documentary evidence supporting the reasons for which matters agreed in this Agreement cannot be performed in whole or in part or for which performance will be delayed. Such documents must be issued by the notary public office in the place where the said event has occurred.

20.	No Presumption.

The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

– EXECUTION PAGES FOLLOW –

Confidentiality and Non-competition Agreement

保密与不竞争协议

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

COMPANY:	VIPSHOP HOLDINGS LIMITED

	By:	/s/ Shen Ya
	Name:	Shen Ya
	Title:	Director

HK CO:	VIPSHOP INTERNATIONAL HOLDINGS LIMITED

	By:	/s/ Shen Ya
	Name:	Shen Ya
	Title:	Director

Affix Seal:

WFOE:	GUANGZHOU VIPSHOP COMPUTER SERVICE CO., LTD.
（广州唯品会计算机服务有限公司）

	By:	/s/ Shen Ya
	Name:	Shen Ya
	Title:	Legal Representative

Affix Seal:

DOMESTIC COMPANY:	GUANGZHOU VIPSHOP INFORMATION TECHNOLOGY CO., LTD.
(广州唯品会信息科技有限公司)

	By:	/s/ Shen Ya
	Name:	Shen Ya
	Title:	Legal Representative

Affix Seal:

保密Confidential

Confidentiality and Non-competition Agreement

保密与不竞争协议

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

FOUNDERS:	SHEN YA (沈亚)

	By:	/s/ Shen Ya

HONG XIAOBO (洪晓波)

	By:	/s/ Hong Xiaobo

保密Confidential

Confidentiality and Non-competition Agreement

保密与不竞争协议

IN WITNESS WHEREOF, the parties have executed this Share Subscription Agreement as of the date first written above.

FOUNDER HOLDING COMPANIES:	ELEGANT MOTION HOLDINGS LIMITED

	By:	/s/ Shen Ya
	Name:	Shen Ya
	Title:	Director

HIGH VIVACITY HOLDINGS LIMITED

	By:	/s/ Hong Xiaobo
	Name:	Hong Xiaobo
	Title:	Director

保密Confidential

Confidentiality and Non-competition Agreement

保密与不竞争协议

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUBSCRIBERS:	DCM V, L.P. DCM AFFILIATES FUND V, L.P.

	By:	DCM Investment Management V, L.P.
its General Partner

	By:	DCM International V, Ltd.
its General Partner

	By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

DCM VI, L.P.

	By:	DCM Investment Management VI, L.P.
its General Partner

	By:	DCM International VI, Ltd.
its General Partner

	By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

保密Confidential

Confidentiality and Non-competition Agreement

保密与不竞争协议

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUBSCRIBERS:	SEQUOIA CAPITAL 2010 CV HOLDCO, LTD.

	By:	/s/ Wendy Kok
	Name:	Wendy Kok
Authorized Signatory

保密Confidential